EXHIBIT 99.1

FOR IMMEDIATE RELEASE

    Yahoo! to Appoint Terry S. Semel Chairman and CEO

Globally-Respected Media and Entertainment Industry Leader Brings
Broad Experience Growing Diverse Businesses

    SANTA CLARA, Calif.—April 17, 2001—Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet communications, commerce and media company, today announced that its Board of Directors will appoint Terry S. Semel as Yahoo!'s new chairman and chief executive officer, effective May 1, 2001. Tim Koogle will be named vice chairman, a transitional role he is expected to retain until August 2001, and will then remain on Yahoo!'s Board of Directors. President and Chief Operating Officer Jeff Mallett and Chief Financial Officer Susan Decker continue in their current roles and will report to Semel.

    "Terry is a strong leader with a distinguished track record, and embodies all the characteristics that make him uniquely suited to be Yahoo!'s next chairman and CEO," said Jerry Yang, co-founder and Chief Yahoo. "He helped build one of the world's largest and most successful media enterprises and has established and operated diverse global businesses at large scale. Terry's vast and successful professional experience complements our current people and assets. His marketing expertise, brand building strengths, creativity, passion for our business, and reputation for setting and achieving high standards and goals while driving winning strategies, makes Terry the clear choice for this role. We have spent a considerable amount of time with Terry, and he clearly understands the tremendous opportunity ahead for Yahoo!. His background positions him to help Yahoo! innovate for future growth."

    "Yahoo! is a company with incredible potential. Yahoo!'s management team has rapidly and successfully built an industry-leading global company with the world's largest audience, a strong brand and a talented employee base, and I am proud to be leading the team that is going to enable Yahoo! to achieve its next level of growth," said Semel. "The opportunities for combining traditional marketing and media with the interactivity of the Internet are extraordinary. I look forward to applying my background to help Yahoo! successfully leverage both and further strengthen its position as one of the world's most preeminent global businesses. This is a unique opportunity and challenge that I embrace with great passion."

    Semel is among the most successful and respected leaders in the media and entertainment industry. A 24-year veteran of Warner Bros., Semel is noted for his role as chairman and co-chief executive officer. Semel and his partner, Robert Daly, helped build Warner Bros. into one of the world's largest and most creative media and entertainment enterprises, reaching billions of consumers worldwide through its vast stable of properties. They are credited with building the company from a single revenue source generating less than $1 billion to nearly $11 billion total revenues from multiple, diverse businesses in 50 countries worldwide. Under their leadership, Warner Bros. achieved 18 consecutive years of record profits and revenues. In addition, Semel has a proven reputation for recruiting and building strong leadership teams to effectively run complex businesses. Most of the executives who he recruited and developed for Warner Bros. continue to lead many of the company's most important divisions today.

    Before joining Warner Bros., Semel was president of Walt Disney's Theatrical Distribution division and previously was president of CBS' Theatrical Distribution division. Semel is currently on the Board of Directors of Polo Ralph Lauren Corporation, Revlon, Inc. and the Guggenheim Museum.

    Yahoo! also announced that Semel purchased one million shares of Yahoo! common stock from the company in a private placement transaction.

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Yahoo! Appoints Terry S. Semel Chairman and CEO/Page 2

Media and Analyst Conference Call

    Yahoo! will hold a press and analyst conference call today at 1:00 p.m. EDT/10:00 a.m. PDT. Terry Semel will join Jerry Yang, Tim Koogle and Jeff Mallett on the conference call. A live Webcast of the conference call can be accessed at http://webevents.broadcast.com/yahoo/pressconf/041701. In addition, a replay of the call will be available for 48 hours following the conference call and can be accessed through the "Conference Calls" area of the company's Investor Relations Web site at www.yahoo.com/info/investor, or by calling (800) 633-8284, reservation No. 18632194.

About Yahoo!

    Yahoo! Inc. is a global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 192 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach. Yahoo! is the No. 1 Internet brand globally and reaches the largest audience worldwide. The company also provides online business and enterprise services designed to enhance the productivity and Web presence of Yahoo!'s clients. These services include Corporate Yahoo!, a popular customized enterprise portal solution; audio and video streaming; store hosting and management; and Web site tools and services. The company's global Web network includes 24 World properties. Yahoo! has offices in Europe, the Asia Pacific, Latin America, Canada and the United States, and is headquartered in Santa Clara, Calif.

    This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s expected performance (as described without limitation in the quotations from current and future management in this release), as well as Yahoo!'s strategic and operational plans. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the slower spending environment for advertising sales, including the lack of access to capital to fund early stage companies; the actual increases in demand by customers for Yahoo!'s premium and corporate services; the ability to successfully change the customer mix among Yahoo!'s advertising customers; general economic conditions; the ability to adjust to changes in personnel, including management changes; and the dependence on third parties for technology, content and distribution. All information set forth in this release and its attachments is as of April 17, 2001, and Yahoo! undertakes no duty to update this information. More information about potential factors that could affect the company's business and financial results is included in the company's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2000, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is on file with the Securities and Exchange Commission. Additional information will also be set forth in those sections in Yahoo!'s quarterly report on Form 10-Q for the three-month period ended March 31, 2001, which will be filed with the Securities and Exchange Commission in the near future.

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Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
All other names are trademarks and/or registered trademarks of their respective owners.

EDITOR'S NOTE:

Photo available on BW PhotoWire/AP PhotoExpres and on Business Wire's Web site at http://www.businesswire.com. Graphical images are available at http://docs.yahoo.com/info/pr/semel.html.

PRESS CONTACTS:

Shannon Stubo, Yahoo! Inc., (408) 530-5144, sstubo@yahoo-inc.com
Nicole Waddell, Fleishman Hillard, (415) 356-1037, waddelln@fleishman.com